UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

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[ ]	Soliciting Material Pursuant toss.240.14a-12

FIRST BUSINESS FINANCIAL SERVICES, INC.
(Name of Registrant as Specified in its Charter)

______________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[First Business Letterhead]

March 27, 2008

[Address]

Dear Shareholder,

As shareholders of First Business Financial Services, you will be interested in the attached press release on our dividend increase. In order to provide additional predictable returns to our shareholders, we began paying dividends in 2003 and have increased the total dividend paid each year, with the announced increase now providing an annualized dividend equivalent of $0.28 per share. Details on our dividend history can be found under the Investor Relations tab of our website at www.firstbusiness.com.

We also want to take this opportunity to remind you of the ability to have your dividend directly deposited to your account at any bank. To sign up for this convenient service, please call Computershare, our transfer agent, at 1-800-893-4698.

Finally, we want to invite you to our annual shareholder meeting to be held on May 5, 2008 at 6:00 PM CDT at the Fluno Center in Madison, where we will provide a review of the success we had in 2007 in executing our growth plan. Once again this year, we will be hosting a reception after the meeting and look forward to seeing you there.

Your shareholder packet will be mailed to you by Computershare on or around April 3, 2008. Please return your proxy card with your vote, or vote your shares via the internet or telephone. Your vote is important to us, so please respond in a timely fashion.

We appreciate and value your support of our company.

Sincerely,

/s/ Corey Chambas

Corey Chambas
President & CEO